Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 6, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of PureCycle Technologies, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of PureCycle Technologies, Inc. on Form S-8 (File No. 333-257472) and on Forms S-3 (File No. 333-264580, File No. 333-264581, File No. 333-251034 and File No. 333-257423.)
/s/ GRANT THORNTON LLP
Southfield, Michigan
March 6, 2024